UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 16, 2005 (February 10, 2005)

QUOVADX, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-29273	85-0373486

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 S. Fiddler’s Green Circle, Suite 1000, Englewood CO 80111

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 488-2019

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Quovadx, Inc., a Delaware corporation (the “Company” or “Registrant”) approved a form of employment agreement for executive officers of the Company reporting directly to the Company’s Chief Executive Officer. The agreements, when executed by the executives will be effective through December 31, 2006, with a one-year automatic renewal unless terminated by either party and an automatic one-year extension in the event of a change in control event. The agreements provide for base salary, performance-based bonus, and discretionary equity incentive awards. The agreements may be terminated for cause by the Company with a corresponding termination of all compensation obligations; the agreements may be terminated for good reason by the executive or without cause by the Company with continuation of compensation for a specified period of time; in the event of non-renewal compensation is continued for a specified period of time; and there is an additional payment if termination results from a change of control. All termination payments are subject to non-solicitation, non competition and non-disparagement agreements.

On February 10, 2005, the Committee also approved the Company’s Executive Management 2005 Annual Bonus Incentive Plan (the “Plan”). The Plan is an annual cash bonus plan in which eligible participants (the Company’s CEO and each executive officer reporting directly to the CEO) may be awarded cash bonuses based on the achievement of goals relating to the performance of the individual and/or the performance of a division and/or the overall performance of the Company. The target bonus is determined as a percentage of each participant’s base salary, ranging from 30% to 50%.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
Number	Exhibit
99.1	Form of Executive Employment Agreement
99.2	Quovadx, Inc. Executive Management 2005 Annual Bonus Incentive Plan

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOVADX, INC.
Date: February 16, 2005
/s/ Linda K. Wackwitz
Linda K. Wackwitz
Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit
99.1	Form of Executive Employment Agreement
99.2	Quovadx, Inc. Executive Management 2005 Annual Bonus Incentive Plan